UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2014

Autobytel Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                   Other Events.

    On September 16, 2014, the Board of Directors of Autobytel Inc. (“Company”) approved an additional $1.0 million common stock repurchase program, increasing the total program to an aggregate of $3.0 million of common stock the Company has been authorized to purchase.  Autobytel’s Board of Directors previously authorized the Company to repurchase $2.0 million of its common stock on June 7, 2012.  The Company had approximately 9.0 million shares of common stock outstanding as of September 16, 2014.

    The Company may repurchase shares of its common stock from time to time on the open market and/or in private transactions.  The Company will fund any repurchases through the use of available cash.  The timing and actual number of shares repurchased will depend upon a variety of factors, including price, market conditions, release of quarterly and annual earnings and other legal, regulatory and corporate considerations at the Company’s sole discretion.  The repurchase authorizations do not obligate the Company to repurchase any particular number of shares. The authorizations may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice.

    A press release announcing the increased repurchase program was issued and is attached hereto as Exhibit 99.1.

Item 9.01                   Financial Statements and Exhibits

    (d)    Exhibits

                  99.1   Press release dated September 17, 2014

2

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 18, 2014
Autobytel Inc.

By:	/s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal and Administrative Officer and Secretary

3

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated September 17, 2014

4